Filed Pursuant to Rule 424(b)(3)
Registration No. 333-141881

Prospectus Supplement No. 3
(to Prospectus dated May 15, 2007)

This Prospectus Supplement No. 3 supplements and amends the prospectus dated May 15, 2007, as supplemented to date, which we refer to as the Prospectus. The Prospectus relates to the sale from time to time of up to 6,892,527 shares of common stock of Corcept Therapeutics Incorporated by certain selling stockholders.  We will not receive any of the proceeds from the sale of shares by the selling stockholders.

On August 20, 2007, we filed with the Securities and Exchange Commission a Current Report on Form 8-K announcing that, on August 16, 2007, we entered into a Common Stock Purchase Agreement with the purchasers named therein, a copy of which was filed as Exhibit 10.1 to the Form 8-K. Pursuant to the agreement, we agreed to sell an aggregate of 4,790,473 shares of our common stock to the purchasers at a price of $2.10 per share, for aggregate proceeds of approximately $10,060,000.  We completed the initial closing of the offering on August 17, 2007, selling 3,599,997 shares of common stock, par value $0.001, at the purchase price of $2.10 per share.  Paperboy Ventures LLC, who is currently our largest stockholder, agreed to purchase an additional 1,190,476 shares of our common stock at the purchase price of $2.10 per share, subject to receipt of stockholder approval in compliance with Nasdaq rules, which we intend to seek at a special meeting of stockholders we intend to call as promptly as reasonably practicable.  The purchasers in the initial closing included Paperboy Ventures LLC, Sutter Hill Ventures and Alta Partners LLP, all venture capital firms that are currently significant stockholders.  The purchasers also included G. Leonard Baker, Jr., Joseph C. Cook, Jr., David L. Mahoney and James N. Wilson, who are members of our board of directors, and other qualified investors. Allen Andersson, a member of our board of directors, is the chairman of Paperboy Ventures.  Mr. Baker is a partner and managing director of Sutter Hill Ventures.  Alix Marduel, M.D., a member of our board of directors, is a managing director of Alta Partners.

This Prospectus Supplement No. 3 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus.

Our common stock is traded on the Nasdaq Capital Market under the symbol “CORT.” On August 20, 2007, the closing price of our common stock was $2.23.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 4 of the Prospectus and on page 20 of our Form 10-Q for the quarter ended June 30, 2007, which was filed with Prospectus Supplement No. 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, Prospectus Supplement No. 1 or this Prospectus Supplement No. 3 are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is August 21, 2007.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.
Date of Report: August 16, 2007 (Date of earliest event reported)
Corcept Therapeutics Incorporated (Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	000-50679 (Commission File Number)	77-0487658 (IRS Employer Identification Number)

149 Commonwealth Drive, Menlo Park, CA (Address of principal executive offices)		94025 (Zip Code)
650-327-3270 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 16, 2007, Corcept Therapeutics Incorporated (the "Company") entered into a Common Stock Purchase Agreement (the "Agreement") with the purchasers named therein (the "Purchasers"), a copy of which is filed as Exhibit 10.1 hereto. Pursuant to the Agreement, the Company agreed to sell an aggregate of 4,790,473 shares of common stock, par value $0.001, to the Purchasers at a price of $2.10 per share, for aggregate proceeds of approximately $10,060,000 (the "Offering"). The Company completed the initial closing of the Offering on August 17, 2007, selling 3,599,997 shares of common stock, par value $0.001, at the purchase price of $2.10 per share. Paperboy Ventures LLC, who is currently the largest shareholder of the Company, agreed to purchase an additional 1,190,476 shares of common stock, par value $0.001, at the purchase price of $2.10 per share, subject to receipt of stockholder approval in compliance with Nasdaq rules, which the Company intends to seek at a special meeting of stockholders it intends to call as promptly as reasonably practicable. The Purchasers in the initial closing included Paperboy Ventures, LLC, Sutter Hill Ventures and Alta Partners, LLP, all venture capital firms that are currently significant shareholders of the Company. The Purchasers also included G. Leonard Baker, Jr., Joseph C. Cook, Jr., David L. Mahoney and James N. Wilson, who are members of the Company's board of directors, and other qualified investors. Allen Andersson, a member of the Company's board of directors, is the chairman of Paperboy Ventures. Mr. Baker is a partner and managing director of Sutter Hill Ventures. Alix Marduel, M.D., a member of the Company's board of directors, is a managing director of Alta Partners.

The financing is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended, and Regulation D under the Securities Act of 1933, as amended.

The securities sold and issued in connection with the Agreement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. As part of the transaction, the Company has agreed to file a registration statement with the Securities and Exchange Commission for purposes of registering the the resale of all of the shares of common stock issued in the private placement within two business days following the filing of its Form 10-K for its fiscal year ending December 31, 2007.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 hereto, and which is hereby incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference

Item 8.01. Other Events

On August 20, 2007, the Company issued the press release attached hereto as Exhibit 99.1 regarding the transaction described in this report.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
10.1       Common Stock Purchase Agreement, dated as of August 16, 2007
            99.1       Press Release of Corcept Therapeutics Incorporated dated August 20, 2007

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 21, 2007	CORCEPT THERAPEUTICS INCORPORATED By: /s/ Anne LeDoux Anne LeDoux Vice President & Controller

Exhibit Index
Exhibit No.	Description
10.1	Common Stock Purchase Agreement, dated as of August 16, 2007
99.1	Press Release of Corcept Therapeutics Incorporated dated August 20, 2007

Exhibit 10.1

CORCEPT THERAPEUTICS INCORPORATED

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (“Agreement”) is made as of August 16, 2007 (the “Effective Date”), by and among Corcept Therapeutics Incorporated, a Delaware corporation (the “Company”), and each of those persons and entities, severally and not jointly, listed as a Purchaser on the Schedule of Purchasers attached as Exhibit A hereto (the “Schedule of Purchasers”).  Such persons and entities are hereinafter collectively referred to herein as “Purchasers” and each individually as a “Purchaser”.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and each Purchaser (severally and not jointly) hereby agree as follows:

SECTION 1.  AUTHORIZATION OF SALE OF SHARES.

The Company has authorized the sale and issuance of 4,790,473 shares of its Common Stock, par value $0.001 per share (the “Common Stock”), on the terms and subject to the conditions set forth in this Agreement.  The shares of Common Stock sold hereunder at the Initial Closing (as defined below) shall be referred to as the “Initial Shares”; the shares of Common Stock sold hereunder at the Second Closing (as defined below) shall be referred to as the “Second Closing Shares”; and the Initial Shares and the Second Closing Shares together shall be referred to herein as the “Shares”.

SECTION 2.  AGREEMENT TO SELL AND PURCHASE THE SHARES.

2.1           Sale of Shares.  At the Closing (as defined in Section 3), the Company will sell to each Purchaser, and each Purchaser will purchase from the Company, at a purchase price of $2.10 per Share, the number of Shares set forth next to such Purchaser’s name on the Schedule of Purchasers.

2.2           Separate Agreement.  Each Purchaser shall severally, and not jointly, be liable for only the purchase of the Shares that appear on Exhibit A hereto and that relate to such Purchaser.  The Company’s agreement with each of the Purchasers is a separate agreement, and the sale of Shares to each of the Purchasers is a separate sale.  The obligations of each Purchaser hereunder are expressly not conditioned on the purchase by any or all of the other Purchasers of the Shares such other Purchasers have agreed to purchase.

SECTION 3.  CLOSING AND DELIVERY.

3.1           Initial Closing.  The closing of the purchase and sale of the Initial Shares (which Shares are set forth in the Schedule of Purchasers) pursuant to this Agreement (the “Initial Closing”) shall be held on August 17, 2007 at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, or on such other date and place as may be agreed to by the Company and the Purchasers.  At or prior to the Initial Closing, each Purchaser shall execute any related agreements or other documents required to be executed hereunder, dated as of the date of the Initial Closing (the “Initial Closing Date”).

3.2           Second Closing.  The closing of the purchase and sale of the Second Closing Shares (which Shares are set forth in the Schedule of Purchasers) pursuant to this Agreement (the “Second Closing”, the Initial Closing and the Second Closing together are referred to herein as the “Closings” and each is referred to herein as a “Closing”) shall be held on the second business day immediately following satisfaction of the conditions to the Second Closing set forth in Sections 6 and 7 of the Agreement at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, or on such other date and place as may be agreed to by the Company and the Purchasers who will purchase Second Closing Shares (the “Second Closing Purchasers”).  At or prior to the Second Closing, each Second Closing Purchaser shall execute any related agreements or other documents required to be executed hereunder in connection with the Second Closing, dated as of the date of the Second Closing (the “Second Closing Date”). Notwithstanding the foregoing, in no event shall the Second Closing occur earlier than 30 days after the Initial Closing Date.

3.3           Delivery of the Shares at each Closing.  At each Closing, the Company shall deliver to each Purchaser stock certificates registered in the name of such Purchaser, or in such nominee name(s) as designated by such Purchaser, representing the number of shares of Common Stock to be purchased by such Purchaser at such Closing as set forth in the Schedule of Purchasers against payment of the purchase price for such Shares.  The name(s) in which the stock certificates are to be issued to each Purchaser are set forth in the Investor Questionnaire and the Selling Stockholder Notice and Questionnaire in the form attached hereto as Appendix I and II (the “Investor Questionnaire” and the “Selling Stockholder Questionnaire”, respectively), as completed by each Purchaser, which shall be provided to the Company no later than the Initial Closing Date.

SECTION 4.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

Except as set forth on the Schedule of Exceptions delivered to the Purchasers concurrently with the execution of this Agreement (the “Schedule of Exceptions”), the Company hereby represents and warrants as of the date hereof to, and covenants with, the Purchasers as follows:

4.1           Organization and Standing.  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware, has full corporate power and authority to own or lease its properties and conduct its business as presently conducted, and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, properties, financial condition or results or operations of the Company (a “Company Material Adverse Effect”).  The Company has no subsidiaries or equity interest in any other entity.

4.2           Corporate Power; Authorization.  The Company has all requisite corporate power, and has taken all requisite corporate action, to execute and deliver this Agreement, sell and issue the Shares and carry out and perform all of its obligations under this Agreement, except with respect to the Stockholder Approval (as defined below).  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by equitable principles generally, including any specific performance, and (iii) as to those provisions of Section 8.3 relating to indemnity or contribution.  The execution and delivery of this Agreement does not, and the performance of this Agreement and the compliance with the provisions hereof and the issuance, sale and delivery of the Shares by the Company will not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Certificate of Incorporation or Bylaws of the Company or any statute, law, rule (including federal and state securities laws and the rules and regulations of the NASDAQ Capital Market (the “Principal Market”)) applicable to the Company or regulation or any state or federal order, judgment or decree applicable to the Company or any indenture, mortgage, lease or other material agreement or instrument to which the Company is a party or any of its properties is subject.

4.3           Issuance and Delivery of the Shares.  The Shares, when issued and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.  The issuance and delivery of the Shares is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the stockholders of the Company or any liens or encumbrances.  Assuming the accuracy of the representations made by each Purchaser in Section 5, the offer and issuance by the Company of the Shares is exempt from registration under the 1933 Act.

4.4           SEC Documents; Financial Statements.  The Company has filed in a timely manner all documents that the Company was required to file with the Securities and Exchange Commission (the “Commission”) under Sections 13, 14(a) and 15(d) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since becoming subject to the requirements of the Exchange Act.  As of their respective filing dates (or, if amended prior to the date of this Agreement, when amended), all documents filed by the Company with the Commission (the “SEC Documents”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.  None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied and fairly present the financial position of the Company at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments).

4.5           Capitalization.  All of the Company’s outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive right or other rights to subscribe for or purchase securities.  The authorized capital stock of the Company consists of 140,000,000 shares of common stock and 10,000,000 shares of undesignated Preferred Stock, none of which are issued and outstanding as of the Effective Date.  As of the Effective Date, there are 34,756,766 shares of Common Stock issued and outstanding, of which no shares are owned by the Company.  There are no other shares of any other class or series of capital stock of the Company issued or outstanding.  The Company has no capital stock reserved for issuance, except that, as of the Effective Date, there are 3,667,186 shares of Common Stock reserved for issuance pursuant to options outstanding on such date pursuant to the Company’s 2000 Stock Option Plan and 2004 Equity Incentive Plan.  There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company issued and outstanding.  Except as stated above, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, sell, redeem, purchase, repurchase or otherwise acquire or cause to be issued, transferred, sold, redeemed, purchased, repurchased or otherwise acquired any capital stock or Voting Debt of, or other equity interest in, the Company or securities or rights convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.  The issuance of Common Stock or other securities pursuant to any provision of this Agreement will not give rise to any preemptive rights or rights of first refusal on behalf of any Person or result in the triggering of any anti-dilution or other similar rights.  Except as disclosed in the SEC Documents, there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act.  There are no securities or instruments containing anti-dilution provisions that will be triggered by the issuance of the Shares.  The Company has made available upon request of the Purchasers, a true, correct and complete copy of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”).

4.6           Litigation.  There is no pending or, to the Company’s knowledge, threatened, action, suit or other proceeding to which the Company is a party or to which its property or assets are subject.

4.7           Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for (a) the filing of a Form D with the Commission under the 1933 Act and compliance with the securities and blue sky laws in the states and other jurisdictions in which shares of Common Stock are offered and/or sold, which compliance will be effected in accordance with such laws, (b) the approval by the Principal Market of the listing of the Shares, (c) such filings and approvals as are required in connection with the Stockholder Approval, and (d) the filing of a registration statement and all amendments thereto with the Commission as contemplated by Section 8.1 of this Agreement.

4.8           No Material Adverse Change.  Since June 30, 2007, except as disclosed in the SEC Documents, there have not been any changes in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements for the quarter ended June 30, 2007 except changes which have not had, either individually or in the aggregate, a Company Material Adverse Effect.

4.9           No General Solicitation.  Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) in connection with the offer or sale of the Shares.

4.10         No Integrated Offering.  None of the Company, its Subsidiaries, any of their affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Shares under the 1933 Act or cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market.

4.11         Sarbanes-Oxley Act.  To the knowledge of the executive officers of the Company, the Company is in material compliance with the requirements of the Sarbanes-Oxley Act of 2002 that are effective and applicable to the Company as of the date hereof, and the rules and regulations promulgated by the SEC thereunder that are effective and applicable to the Company as of the date hereof.

4.12         Patents and Trademarks.  To the knowledge of the executive officers of the Company, the Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Documents and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Except as set forth in the SEC Documents, neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person.  Except as set forth in the SEC Documents, to the knowledge of the executive officers of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

4.13         Listing and Maintenance Requirements.  Except as specified in the SEC Documents and the Schedule of Exceptions, the Company has not, in the two years preceding the date hereof, received notice from the Principal Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof.   Except as disclosed in the SEC Documents and the Schedule of Exceptions, the Company is in compliance with the listing and maintenance requirements for continued listing of the Common Stock.  The issuance and sale of the Initial Shares under this Agreement does not contravene the rules and regulations of the Principal Market and no approval of the stockholders of the Company thereunder is required for the Company to issue and deliver to the Purchasers the Initial Shares.  The issuance and sale of the Second Closing Shares requires the Stockholder Approval pursuant to the rules and regulations of the Principal Market.

4.14         Disclosure.  The Company understands and confirms that the Purchasers will rely on the foregoing representations and covenants in effecting transactions in securities of the Company.  To the knowledge of the executive officers of the Company, all due diligence materials regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company to the Purchasers upon their request are, when taken together with the SEC Documents, true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.15         Stockholder Approval.  The Company covenants and agrees that it will use its commercially reasonable efforts to obtain, as soon as practicable, the approval of its stockholders of the transactions contemplated by this Agreement as required by the rules and regulations of the Principal Market applicable to the Company in order to issue the Second Closing Shares, including approval of any potential change of control of the Company which may occur as a result of the sale of the Second Closing Shares (the “Stockholder Approval”).  In furtherance of its obligations to obtain the Stockholder Approval under this Section 4.15, the Company shall (a) file any required proxy materials with the Principal Market and the Commission as promptly as practicable following the Initial Closing Date, but in any event within 20 business days following the Initial Closing Date and respond as promptly as practicable to any comments from the Commission or Principal Market with respect thereto, (c) deliver proxy materials to its stockholders in furtherance thereof as promptly as practicable thereafter, (d) solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement, and (e) hold a meeting of the stockholders related thereto as promptly as practicable, but in any event not later than the 60th day after mailing of the definitive proxy materials to stockholders.  In the event the Company does not obtain the Stockholder Approval at the first meeting of its stockholders called for such purpose, the Company shall use commercially reasonable efforts to obtain the Stockholder Approval at each successive stockholders meeting until the Stockholder Approval is obtained.  The parties hereto understand that no votes may be cast in respect of any Shares issued and sold pursuant to this Agreement on any proposal to obtain Stockholder Approval pursuant hereto.

SECTION 5.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS.

5.1           Each Purchaser, severally and not jointly, represents and warrants to and covenants with the Company that:

(a)           Purchaser, taking into account the personnel and resources it can practically bring to bear on the purchase of the Shares contemplated hereby, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information Purchaser deems relevant (including the SEC Documents) in making an informed decision to purchase the Shares.

(b)           Purchaser is acquiring the Shares pursuant to this Agreement in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares, except in compliance with Section 5.1(c).

(c)           Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities purchased hereunder except in compliance with the Securities Act, applicable blue sky laws, and the rules and regulations promulgated thereunder.

(d)           Purchaser has, in connection with its decision to purchase the Shares, relied with respect to the Company and its affairs solely upon the SEC Documents and the representations and warranties of the Company contained herein.

(e)           Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or a Qualified Institutional Buyer within the meaning of Rule 144A promulgated under the Securities Act.

(f)           Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.  Upon the execution and delivery of this Agreement by Purchaser, this Agreement shall constitute a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by equitable principles generally, including any specific performance, and (iii) as to those provisions of Section 8.3 relating to indemnity or contribution.

(g)           Purchaser is not a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934 (a “registered broker-dealer”) and is not affiliated with a registered broker dealer.  Purchaser is not party to any agreement for distribution of the Shares.

(h)           The Purchaser shall have completed or caused to be completed and delivered to the Company at no later than the Initial Closing Date, the Investor Questionnaire and the Selling Stockholder Questionnaire for use in preparation of the Registration Statement, and the answers to the Questionnaires are true and correct in all material respects as of the date of this Agreement and will be true and correct as of the Initial Closing Date, the Second Closing Date (but only with respect to Purchasers purchasing Shares on the Second Closing Date) and the effective date of the Registration Statement; provided that the Purchasers shall be entitled to update such information by providing notice thereof to the Company before the effective date of such Registration Statement.

5.2           Purchaser represents, warrants and covenants to the Company that Purchaser has not, either directly or indirectly through an affiliate, agent or representative of the Company, engaged in any transaction in the Securities of the Company subsequent to March 30, 2007.  Purchaser represents and warrants to and covenants with the Company that Purchaser has not engaged and will not engage in any short sales of the Company’s Common Stock prior to the effectiveness of the Registration Statement (either directly or indirectly through an affiliate, agent or representative).

5.3           Purchaser understands that nothing in this Agreement or any other materials presented to Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice.  Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

5.4           Legends.  It is understood that the Shares may bear one or more legends in substantially the following form and substance:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT UPON SATISFACTION OF CERTAIN CONDITIONS, WHICH ARE SET FORTH IN THAT CERTAIN COMMON STOCK PURCHASE AGREEMENT DATED AUGUST 16, 2007, WHICH ALSO CONTAINS VARIOUS OTHER PROVISIONS AFFECTING THESE SECURITIES, BINDING UPON TRANSFEREES HEREOF.  INFORMATION CONCERNING THESE RESTRICTIONS AND PROVISIONS MAY BE OBTAINED FROM THE CORPORATION OR ITS LEGAL COUNSEL.”

In addition stock certificates representing the Shares may contain:

(a)           Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations.

(b)           Any legend required by the blue sky laws of any other state to the extent such laws are applicable to the sale of the Shares hereunder.

5.5           Restricted Securities.  Purchaser understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, such Purchaser represents that it is familiar with Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 6.  CONDITIONS TO COMPANY’S OBLIGATIONS AT EACH CLOSING.

The Company’s obligation to complete the sale and issuance of the Shares and deliver shares of Common Stock to each Purchaser, individually, as set forth in the Schedule of Purchasers at each Closing shall be subject to the following conditions to the extent not waived by the Company:

6.1           Receipt of Payment.  The Company shall have received payment, by wire transfer of immediately available funds, in the full amount of the purchase price for the number of Shares being purchased by such Purchaser at such Closing as set forth in the Schedule of Purchasers.

6.2           Representations and Warranties.  The representations and warranties made by such Purchaser in Section 5 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date.

6.3           Stockholder Approval.  Solely with respect to the sale and issuance of the Second Closing Shares on the Second Closing Date, the Company shall have obtained the Stockholder Approval as contemplated in Section 4.15 of this Agreement.

SECTION 7.  CONDITIONS TO PURCHASERS’ OBLIGATIONS AT THE CLOSING.

Each Purchaser’s obligation to accept delivery of the Shares and to pay for the Shares shall be subject to the following conditions to the extent not waived by such Purchaser:

7.1           Representations and Warranties Correct.  The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects when made and any failure of such representations and warranties to be true and correct in all material respects after the date hereof shall not have resulted in a Company Material Adverse Effect as of the Closing Date.

7.2           Compliance Certificate.  Each Purchaser shall have received a certificate signed by an officer of the Company certifying to the fulfillment of the conditions set forth in Section 7.

7.3           Stockholder Approval.  Solely with respect to the sale and issuance of the Second Closing Shares on the Second Closing Date, the Company shall have obtained the Stockholder Approval as contemplated in Section 4.15 of this Agreement.

SECTION 8.  REGISTRATION OF THE SHARES; COMPLIANCE WITH THE SECURITIES ACT.

8.1           Registration Procedures and Expenses.  The Company is obligated to do the following:

(a)           The Company shall use its commercially reasonable efforts to prepare and file with the Commission, not later than the second business day after the date on which the Company files its annual report on Form 10-K for its fiscal year ending December 31, 2007 with the SEC, a registration statement on Form S-3 (or such other registration form that the Company may then be eligible to use) in order to register with the Commission the resale by the Purchasers, from time to time, of the Shares through the Principal Market or the facilities of any national securities exchange on which the Company’s Common Stock is then traded, or in privately-negotiated transactions (a “Registration Statement”).  The Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon thereafter as reasonably practicable.

(b)           If such a Registration Statement has been filed, the Company shall use its commercially reasonable efforts to prepare and file with the Commission (i) such amendments and supplements to the Registration Statement and the prospectus used in connection therewith, (ii) such SEC reports and (iii) such other filings required by the Commission, in each case as may be necessary to keep the Registration Statement effective and not misleading until the earliest of (A) the second anniversary date of the Closing Date, or (B) such time as all of the Shares held by the Purchasers can be sold within a given three-month period pursuant to Rule 144 under the Securities Act.  Notwithstanding the foregoing, following the effectiveness of the Registration Statement, the Company may, at any time, suspend the effectiveness of the Registration Statement for up to 60 days, as appropriate (a “Suspension Period”), by giving notice to the Purchasers, if the Company shall have determined that the Company may be required to disclose any material corporate development.  Notwithstanding the foregoing, the Company may not suspend the effectiveness of the Registration Statement more than twice during any twelve-month period.  Each Purchaser agrees that, upon receipt of any notice from the Company of a Suspension Period, such Purchaser will not sell any Shares pursuant to the Registration Statement until (i) such Purchaser is advised in writing by the Company that the use of the applicable prospectus may be resumed, (ii) such Purchaser has received copies of any additional or supplemental or amended prospectus, if applicable, and (iii) such Purchaser has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such prospectus.

(c)           In order to facilitate the public sale or other disposition of all or any of the Shares by each Purchaser, the Company shall furnish to each Purchaser with respect to the Shares registered under the Registration Statement such number of copies of prospectuses, prospectus supplements and preliminary prospectuses as such Purchaser reasonably requests in conformity with the requirements of the Securities Act.

(d)           The Company shall file any documents required of the Company for normal blue sky clearance in states specified in writing by each Purchaser; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

(e)           Other than fees and expenses, if any, of counsel or other advisers to the Purchasers, which fees and expenses shall be borne by the Purchasers, the Company shall bear all expenses (exclusive of any brokerage fees, underwriting discounts and commissions) in connection with the procedures in paragraphs (a) through (d) of this Section 8.1.

(f)           With a view to making available to the Purchasers the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”) and any other rule or regulation of the Commission that may at any time permit a Purchaser to sell Shares to the public without registration or pursuant to registration, the Company covenants and agrees to use its commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) the second anniversary of the Closing Date or (B) such date as all of the Shares shall have been resold; (ii) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and (iii) furnish to any Purchaser upon request, as long as the Purchaser owns any Shares, (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (B) a copy of the most recent annual or quarterly report of the Company, and (C) such other information as may be reasonably requested in order to avail any Purchaser of any rule or regulation of the Commission that permits the selling of any such Shares without registration under the Securities Act.

8.2           Transfer of Shares After Registration.  Each Purchaser agrees that such Purchaser will not effect any disposition of the Shares that would constitute a sale within the meaning of the Securities Act, except:

(a)           pursuant to the Registration Statement, in which case such Purchaser shall submit the certificates evidencing the Shares to the Company’s transfer agent, accompanied by a separate certificate executed by such Purchaser or by an officer of, or other authorized person designated by, such Purchaser, to the effect that (A) the Shares have been sold in accordance with the Registration Statement and (B) the requirement of delivering a current prospectus has been satisfied; or

(b)           in a transaction exempt from registration under the Securities Act, in which case such Purchaser shall, prior to effecting such disposition, submit to the Company an opinion of counsel in form and substance reasonably satisfactory to the Company to the effect that the proposed transaction is in compliance with the Securities Act.

8.3           Indemnification.  As used in this Section 8.3 the following terms shall have the following respective meanings:

(a)           “Selling Stockholder” shall mean a Purchaser of Shares under this Agreement and any transferee of such a Purchaser who is entitled to resell Shares pursuant to the Registration Statement;

(b)           “Registration Statement” shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 8.1; and

(c)           “Untrue Statement” shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The Company agrees to indemnify and hold harmless each Selling Stockholder from and against any losses, claims, damages or liabilities to which such Selling Stockholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any Untrue Statement on or after the effective date of the Registration Statement, or on or after the date of any prospectus or prospectus supplement or the date of any sale by Purchaser thereunder, or arise out of any failure by the Company to fulfill any undertaking included in the Registration Statement and the Company will reimburse such Selling Stockholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable to such Selling Stockholder in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an Untrue Statement made in such Registration Statement in reliance upon and in conformity with information furnished to the Company by or on behalf of such Selling Stockholder specifically for use in preparation of the Registration Statement, or the failure of such Selling Stockholder to comply with the covenants and agreements contained in Section 8.1 or 8.2 hereof respecting sale of the Shares or any statement or omission in any Prospectus that is corrected in any subsequent prospectus that was delivered to the Selling Stockholder prior to the pertinent sale or sales by the Selling Stockholder.

Each Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure to comply with the covenants and agreements contained in Section 8.1 or 8.2 hereof respecting sale of the Shares, or any Untrue Statement contained in the Registration Statement on or after the effective date thereof, or in any prospectus supplement as of its issue date or date of any sale by Purchaser thereunder, if such Untrue Statement was made in reliance upon and in conformity with information furnished by or on behalf of such Purchaser specifically for use in preparation of the Registration Statement, and such Purchaser will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 8.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person.  After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties.

8.4           Termination of Conditions and Obligations.  The conditions precedent imposed by Section 5 or this Section 8 upon the transferability of the Shares shall cease and terminate as to any particular number of the Shares when such Shares shall have been sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Shares or at such time as an opinion of counsel satisfactory to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

8.5           Information Available.  So long as the Registration Statement is effective covering the resale of Shares owned by the Purchasers, the Company will furnish to the Purchasers, upon the reasonable request of any Purchaser, an adequate number of copies of the prospectuses and supplements to supply to any other party requiring such prospectuses.

8.6           Plan of Distribution.  Each Purchaser agrees to distribute the Shares in compliance with the plan of distribution set forth in the Registration Statement.

SECTION 9.  BROKER’S FEE.

The Company and each Purchaser (severally and not jointly) hereby represent that there are no brokers or finders entitled to compensation in connection with the sale of the Shares, and shall indemnify each other for any such fees for which they are responsible.

SECTION 10.  NOTICES.

All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile transmission, or when so received in the case of mail or courier, and addressed as follows:

(a)	if to the Company, to:

Corcept Therapeutics Incorporated
149 Commonwealth Drive
Menlo Park, California 94025
Attention: Chief Executive Officer
Facsimile:  (650) 327-3218

with a copy so mailed to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California  94025
Attention:  Alan C. Mendelson
Facsimile:  (650) 463-2600

or to such other person at such other place as the Company shall designate to the Purchasers in writing; and

(b)           if to the Purchasers, at the address as set forth at the end of this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

SECTION 11.  MISCELLANEOUS.

11.1           Waivers and Amendments.  Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and holders of at least a majority of the Shares (including, for such purpose, only those Shares not resold under the Registration Statement).

11.2           Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

11.3           Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

11.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts entered into and performed entirely in California by California residents, without regard to conflicts of law principles.

11.5           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

11.6           Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

11.7           Entire Agreement.  This Agreement and other documents delivered pursuant hereto, including the exhibit and the Schedule of Exceptions, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

11.8           Payment of Fees and Expenses.  Each of the Company and the Purchasers shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.   If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

CORCEPT THERAPEUTICS INCORPORATED

By:	/s/ Joseph K. Belanoff
Name:	Joseph K. Belanoff
Title:	Chief Executive Officer

PURCHASERS:

Paperboy Ventures LLC By: /s/ Anthony C. Garland Anthony C. Garland Chief Financial Officer	Alta BioPharma Partners II, L.P. By: /s/ Jean Deleage Jean Deleage Managing Director

Alta Embarcadero BioPharma Partners II, LLC By: /s/ Jean Deleage Jean Deleage Managing Director	Farview Management, Co. L.P. A Texas Limited Partnership By: /s/ Joseph C. Cook, Jr. Joseph C. Cook, Jr. General Partner

Judith E. Cook and Joseph C. Cook, Jr., JTWROS By: /s/ Judith E. Cook Judith E. Cook By: /s/ Joseph C. Cook, Jr. Joseph C. Cook, Jr.	The David L. Mahoney and Winnifred C. Ellis 1998 Family Trust By: /s/ David L. Mahoney David L. Mahoney Trustee

James N. & Pamela Wilson Trust By: /s/ James N. Wilson James N. Wilson General Partner	Sutter Hill Ventures, A California Limited Partnership By: /s/ G. Leonard Baker G. Leonard Baker Managing Director of the General Partner * signed by David E. Sweet Under Power of Attorney

G. Leonard Baker, Jr. and Mary Anne Baker,  Co-Trustees of
The Baker Revocable Trust U/A/D 2/3/03
By: /s/   G. Leonard Baker, Jr.
               G. Leonard Baker, Jr.
               Trustee
* signed by David E. Sweet Under Power of Attorney
Saunders Holdings, L.P. By: /s/ G. Leonard Baker, Jr. G. Leonard Baker, Jr. General Partner * signed by David E. Sweet Under Power of Attorney

The Coxe Revocable Trust U/A/D 4/23/98 By: /s/ Tench Coxe Tench Coxe Trustee * signed by David E. Sweet Under Power of Attorney	David L. Anderson, Trustee of The Anderson Living Trust U/A/D 1/22/98 By: /s/ David L. Anderson David L. Anderson Trustee * signed by David E. Sweet Under Power of Attorney

Acrux Partners, L.P. By: /s/ David L. Anderson David L. Anderson General Partner * signed by David E. Sweet Under Power of Attorney	The Gregory P. and Sarah J.D. Sands Trust Agreement Dated 2/24/99 By: /s/ Gregory P. Sands Gregory P. Sands Trustee * signed by David E. Sweet Under Power of Attorney

Tallack Partners, L.P. By: /s/ James C. Gaither * James C. Gaither * signed by David E. Sweet Under Power of Attorney	James N. White and Patricia A. O’Brien, Trustees of The White Family Trust U/A/D 4/3/97 By: /s/ James N. White James N. White Trustee * signed by David E. Sweet Under Power of Attorney

Jeffrey W. Bird and Christina R. Bird Trust Agreement Dated 10/31/2000 By: Jeffrey W. Bird Jeffrey W. Bird Trustee * signed by David E. Sweet Under Power of Attorney	Ronald D. Bernal and Pamela M. Bernal as Trustees of The Bernal Family Trust U/D/T 11/3/1995 By: /s/ Ronald D. Bernal* Ronald D. Bernal * signed by David E. Sweet Under Power of Attorney

David E. Sweet and Robin T. Sweet as Trustees of The David and Robin Sweet Living Trust Dated 7/6/04 By: /s/ David E. Sweet David E. Sweet Trustee	Patricia Tom By: /s/ Patricia Tom Patricia Tom * signed by David E. Sweet Under Power of Attorney

Wells Fargo Bank, N.A. SHV Profit Sharing Plan FBO, Diane J. Naar By: /s/ Vicki M. Bandel Vicki M. Bandel Asst Vice President & Trust Officer	Wells Fargo Bank, N.A. SHV Profit Sharing Plan FBO, Robert Yin By: /s/ Vicki M. Bandel Vicki M. Bandel Asst Vice President & Trust Officer

Wells Fargo Bank, N.A. SHV Profit Sharing Plan FBO, Sherryl W. Casella By: /s/ Vicki M. Bandel Vicki M. Bandel Asst Vice President & Trust Officer	Wells Fargo Bank, N.A. SHV Profit Sharing Plan FBO, Lynne B. Graw Rollover By: /s/ Vicki M. Bandel Vicki M. Bandel Asst Vice President & Trust Officer

Wells Fargo Bank, N.A. SHV Profit Sharing Plan FBO, William H. Younger, Jr. By: /s/ Vicki M. Bandel Vicki M. Bandel Asst Vice President & Trust Officer	Kirk Perron By: /s/ Kirk Perron Kirk Perron

Vaughn D. Bryson By: /s/ Vaughn Bryson Vaughn Bryson	Daniel M. Bradbury By: /s/ Daniel M. Bradbury Daniel M. Bradbury

Douglas G. & Irene E. DeVivo Revocable Trust dated 11/1/88 By: /s/ Douglas G. DeVivo Douglas G. DeVivo Trustee	Black Point Group LP By: /s/ Benjamin Shaw Benjamin Shaw Manager

The Board of Trustees of the Leland Stanford Jr. University (SBST LS) By: /s/ Martina S. Poquet Martina s. Poquet Director

EXHIBIT A
SCHEDULE OF PURCHASERS

August 16, 2007

Name of Investor	Number of Shares (Initial Closing)	Aggregate Purchase Price (Initial Closing)	Number of Shares (Second Closing)	Aggregate Purchase Price (Second Closing)

Paperboy Ventures LLC	952,380	$2,000,000	1,190,476	$2,500,000

Alta BioPharma Partners II, L.P.	918,589	$1,929,037	―	―

Alta Embarcadero BioPharma Partners II, LLC	33,792	$70,963	―	―

Farview Management Co. L.P., a Texas Limited Partnership	595,238	$1,250,000	―	―

The Judith E. and Joseph C. Cook, Jr. Foundation, Inc.	119,047	$250,000	―	―

The David L. Mahoney and Winnifred C. Ellis 1998 Family Trust	95,238	$200,000	―	―

James N. & Pamela Wilson Trust	47,619	$100,000	―	―

Sutter Hill Ventures, A California Limited Partnership	162,218	$340,658	―	―

G. Leonard Baker, Jr. and Mary Anne Baker, Co-Trustees of The Baker Revocable Trust U/A/D 2/3/03	95,238	$200,000	―	―

Saunders Holdings, L.P. G. Leonard Baker, Jr., General Partner	47,619	$100,000	―	―

The Coxe Revocable Trust U/A/D 4/23/98	23,871	$50,129	―	―

David L. Anderson, Trustee of The Anderson Living Trust U/A/D 1/22/98	11,136	$23,386	―	―

Acrux Partners, L.P. David L. Anderson, General Partner	11,136	$23,386	―	―

Gregory P. and Sarah J.D. Sands Trust Agreement Dated 2/24/99	2,390	$5,019	―	―

Tallack Partners, L.P., James C. Gaither, General Partner	2,869	$6,025	―	―

James N. White and Patricia A. O'Brien as Trustees of The White Family Trust U/A/D 4/3/97	1,052	$2,209	―	―

Jeffrey W. and Christina R. Bird Trust Agreement Dated 10/31/00	533	$1,119	―	―

Name of Investor	Number of Shares (Initial Closing)	Aggregate Purchase Price (Initial Closing)	Number of Shares (Second Closing)	Aggregate Purchase Price (Second Closing)
Ronald D. Bernal and Pamela M. Bernal as Trustees of The Bernal Family Trust U/D/T 11/3/1995	563	$1,182	―	―

David E. Sweet and Robin T. Sweet as Trustees of The David and Robin Sweet Living Trust Dated 7/6/04	984	$2,066	―	―

Patricia Tom	122	$256	―	―

Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan
FBO Sherryl W. Casella	617	$1,296	―	―
FBO William H. Younger, Jr.	20,354	$42,743	―	―
FBO Lynne B. Graw (Rollover)	169	$355	―	―
FBO Dianne J. Narr	24	$50	―	―
FBO Robert Yin	57	$120	―	―

Kirk Perron	238,095	$500,000	―	―

Vaughn D. Bryson	50,000	$105,000	―	―

Dan Bradbury	23,809	$50,000	―	―

Douglas G. & Irene E. DeVivo	50,000	$105,000	―	―

Black Point Group LP	47,619	$100,000	―	―

The Board of Trustees of the Leland Stanford Jr. University (SBST LS)	47,619	$100,000	―	―

TOTAL	3,599,997	$7,559,999	1,190,476	$2,500,000

CONTACT: Joseph K. Belanoff, M.D. Chief Executive Officer Corcept Therapeutics 650-327-3270 IR@corcept.com www.corcept.com

Corcept Therapeutics Announces $10.1 Million Private Equity Financing

MENLO PARK, CA -- August 20, 2007 -- Corcept Therapeutics Incorporated (NASDAQ: CORT) today announced a private placement of approximately 4.8 million shares of its common stock at a price of $2.10 per share, pursuant to a definitive agreement dated as of August 16, 2007 entered into with accredited investors. The investors are led by Paperboy Ventures LLC, who is currently the largest shareholder of Corcept. Other investors participating in this financing round included Sutter Hill Ventures and Alta Partners, LLP, venture capital firms that are currently significant shareholders in Corcept, and various entities and individuals related to these firms, members of the Corcept Board of Directors, Joseph C. Cook, Jr., David L. Mahoney, G. Leonard Baker and James N. Wilson, and other accredited investors. The Company completed the initial closing of the financing on August 17, 2007, selling approximately 3.6 million shares of its common stock at the purchase price of $2.10 per share. Paperboy Ventures LLC agreed to purchase their remaining commitment of approximately 1.2 million shares at the purchase price of $2.10 per share, subject to receipt of stockholder approval in compliance with Nasdaq rules, which Corcept intends to seek at a special meeting of stockholders it intends to call as promptly as reasonably practicable. Aggregate proceeds to Corcept as a result of this financing round will be $10.1 million, assuming approval by the stockholders of the sale of the additional shares to Paperboy Ventures LLC.

Corcept intends to use the proceeds of the financing to conduct the next Phase 3 clinical trial evaluating CORLUX® for the treatment of the psychotic features of psychotic depression, to conduct studies to extend and confirm the results of its recent study of CORLUX for the prevention of antipsychotic-induced weight gain, to continue development of its new chemical entities and for general corporate purposes, including working capital.

The securities sold and issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. As part of the transaction, Corcept has agreed to file a registration statement with the Securities and Exchange Commission for purposes of registering the resale of all of the common stock issued in the private placement within two business days following the filing of its Form 10-K for its fiscal year ending December 31, 2007.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Corcept Therapeutics Incorporated common stock under the resale registration statement will be made only by means of a prospectus.

Statements made in this news release, other than statements of historical fact, are forward-looking statements. Such statements include, without limitation, the intended use of the proceeds from the offering, the calling of a special meeting of stockholders to approve the sale of the additional shares to Paperboy Ventures LLC and the receipt of the proceeds from such sale, and the projected date for the filing of a registration statement for resale of the shares that have been sold. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.